Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of March 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of March 2007.

Operational statistics for the month of March 2007 and the comparative figures for the previous month are as follows:

	March 2007	February 2007

1. CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	109.158 million	107.952 million
- Post-paid Subscribers	56.158 million	55.423 million
- Pre-paid Subscribers	53.000 million	52.529 million

Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	3.285 million	2.079 million
- Post-paid Subscribers	1.891 million	1.156 million
- Pre-paid Subscribers	1.394 million	0.923 million

Aggregated Number of CDMA Cellular Service Subscribers	37.724 million	37.252 million
- Post-paid Subscribers	34.605 million	34.162 million
- Pre-paid Subscribers	3.119 million	3.090 million

Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	1.231 million	0.759 million
- Post-paid Subscribers	1.151 million	0.708 million
- Pre-paid Subscribers	0.080 million	0.051 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	2.6374 billion	1.6642 billion
- Domestic Long Distance	2.5951 billion	1.6369 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0423 billion	0.0273 billion

Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	2.9772 billion	1.8645 billion
- Domestic Long Distance	2.9510 billion	1.8478 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0262 billion	0.0167 billion

Notes:

1.                     All the Aggregated Numbers recorded for the months of February 2007 and March 2007 are aggregated data reported at 24:00 on 28 February 2007 and 31March 2007 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of March 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 31 March 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of February 2007 and March 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 19 April 2007